CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-168727 on Form N-1A of our report dated December 23, 2011, relating to the financial statements and financial highlights of First Trust Series Fund, comprised of First Trust/Confluence Small Cap Value Fund and First Trust Preferred Securities and Income Fund, appearing in the Annual Reports on Form N-CSR for First Trust/Confluence Small Cap Value Fund and First Trust Preferred Securities and Income Fund for the period ended October 31, 2011 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements," "Policy Regarding Disclosure of Portfolio," and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP


Chicago, Illinois
February 28, 2012